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                           [UGLY DUCKLING LETTERHEAD]



CONTACTS: Steven T. Darak
          Senior Vice President and Chief Financial Officer
          (602) 852-6600

          Lori Parks/Eugene Heller
          Silverman Heller Associates
          (310) 208-2550

FOR IMMEDIATE RELEASE



               UGLY DUCKLING CORPORATION ANNOUNCES EXCHANGE OFFER


PHOENIX, Arizona (September 17, 1998) - Ugly Duckling Corporation (Nasdaq NM:
UGLY) today announced an offer to exchange up to $32.5 million principal amount of its 12% Subordinated Debentures due 2003 for up to 5,000,000 shares of its common stock. Under the terms of the offer, each share of common stock can be exchanged for $6.50 principal amount of debentures. The debentures will bear interest at 12% per year, payable semi-annually each April 15 and October 15 starting on April 15, 1999, until they are paid in full. The principal amount of the debentures will be due on the fifth anniversary of their issuance date, subject to prepayment at the Company's option without penalty or premium.

     The exchange offer will be made only through, and upon the terms and conditions described in, Ugly Duckling's offering circular dated September 17, 1998, and related letter of transmittal. The offer is conditioned upon a minimum of 1,000,000 shares being tendered and is subject to a maximum of 5,000,000 shares being accepted for exchange. The offer and related withdrawal rights will expire at 5:00 p.m. New York City time on October 19, 1998, unless extended.

     Harris Trust and Savings Bank will act as exchange agent for the offer. Information about the offer can be obtained from Corporate Investor Communications, Inc., the designated information agent, at 1-888-673-4478.

     Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is a used car sales and finance company that operates the nation's largest chain of used car dealerships focused



                                     -more-





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Ugly Duckling Corporation Announces Exchange Offer
September 17, 1998
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exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 50 Ugly Duckling dealerships.

                                     *****

     This press release may include statements that constitute forward-looking statements, usually containing the words "believe," "estimate," "project," "expects" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, Ugly Duckling Corporation undertakes no obligation to update these statements for revisions or changes after the date of this press release. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in this press release and in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations-Risk Factors," "Factors That May Affect Future Results and Financial Condition" and "Factors That May Affect Future Stock Performance" in Ugly Duckling Corporation's most recent reports on Form 10-K and Form 10-Q (including Exhibit 99 to any such Form 10-Q), factors detailed in the section "Risk Factors" in Ugly Duckling Corporation's definitive proxy statement dated August 4, 1998, and elsewhere in Ugly Duckling Corporation's Securities and Exchange Commission filings.

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